Exhibit 99.1

CONTACT:
Karen M. Spaun	John P. Shallcross
SVP & Chief Financial Officer	Director of Investor Relations & Capital Strategies
(248) 204-8178	(248) 204-8066
FOR IMMEDIATE RELEASE
SOUTHFIELD, MICHIGAN
August 2, 2010
MEADOWBROOK INSURANCE GROUP, INC.
REPORTS SECOND QUARTER 2010 RESULTS
•	Net income per share up 20.0% to $0.24 per share

•	Net operating income per share up 9.5% to $0.23 per share

•	GAAP combined ratio of 96.2%

•	Gross written premium up 21.0%

•	Book value per share of $9.92

•	Book value per share increases $0.02 per share from

second quarter share repurchases of 702,000
Second Quarter 2010 Highlights and Overview:
•	Net income increased $1.3 million to $12.9 million, or $0.24 per diluted share, compared to $11.6 million or $0.20 per diluted share for the second quarter of 2009.

•	Net operating income, a non-GAAP measure, increased $0.7 million to $12.6 million, or $0.23 per diluted share, up from $11.9 million or $0.21 per diluted share in the prior year quarter.

•	The combined ratio was 96.2%, compared to 93.3% for the second quarter of 2009.

•	Gross written premium increased by $32.9 million, or 21.0%, to $189.8 million, compared to $156.9 million in the prior year quarter.

•	We repurchased 702,000 shares during the quarter at an average price of $8.38 per share, resulting in an increase to book value of $0.02 per share as of June 30, 2010.
Meadowbrook Insurance Group, Inc. (NYSE: MIG) reported that second quarter 2010 net operating income, a non-GAAP measure, grew by $0.7 million to $12.6 million, or $0.23 per diluted share, up from $11.9 million, or $0.21 per diluted share, in the second quarter of 2009. Net income increased by $1.3 million to $12.9 million, or $0.24 per diluted share, compared to $11.6 million, or $0.20 per diluted share, in the prior year quarter.

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Second quarter gross written premium increased 21.0% to $189.8 million, compared to $156.9 million in the second quarter of 2009. The increase in premium is primarily due to new business initiated in the second half of 2009.
For the three-months ended June 30, 2010, net earned premium increased 28.0% to $162.8 million, compared to $127.1 million in the second quarter of 2009.
The GAAP combined ratio for the second quarter of 2010 was 96.2%, compared to 93.3% for the second quarter of 2009.
During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income. These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the three-months ended June 30, 2009, has been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the three-months ended June 30, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail. For the three-months ended June 30, 2010, this refinement resulted in a 2.5 percentage point increase in the expense ratio, a 1.0 percentage point decrease in the loss and LAE ratio and a decrease of $2.2 million in general, selling and administrative costs.
The calendar year loss and LAE ratio for the second quarter increased 1.6 percentage points to 61.0% from 59.4% for the same period in 2009. The 2010 results include favorable development of 4.2 percentage points compared to 2009 results, which include favorable development of 5.0 percentage points. The accident year loss and LAE ratio for the second quarter of 2010 was 65.1%, compared to 64.3% in the second quarter of 2009. The increase in the accident year loss and LAE ratio is driven primarily by higher than usual frequency in the Company’s commercial automobile, liability, and physical damage lines of business and was partially offset by the refinement of our cost allocation process between internal claims handling costs and policy administration costs, which reduced the loss and LAE ratio by approximately 1 percentage point.
Policy acquisition and other underwriting expenses increased $14.3 million, to $57.4 million for the three-months ended June 30, 2010 from $43.1 million for the same period in 2009. Our expense ratio increased 1.3 percentage points to 35.2% for the three-months ended June 30, 2010, from 33.9% for the same period in 2009. This change reflects an increase in external costs, primarily net commission expense relating to new business added in the second half of 2009 where the agent performs and is paid for certain policy issuance functions.
General, selling and administrative costs decreased $2.3 million to $5.3 million for the three-months ended June 30, 2010, from $7.6 million for the three-months ended 2009. This decrease reflects our ability to further leverage fixed costs.
Commenting on the quarter, Meadowbrook President and Chief Executive Officer Robert S. Cubbin stated: “We are pleased with our second quarter results as we continue to achieve profitable growth in a competitive environment. Our growth strategy has been based upon meaningful long-term relationships in addition to geographic and product diversity. Current quarter growth is primarily the result of new initiatives that were launched in the second half of 2009. Our focus on pricing adequacy and disciplined underwriting has resulted in increased net operating income as compared to the prior year. While the 2010 accident year loss ratio is up slightly as compared to the prior year, the business we are writing is profitable and in line with our underwriting expectations.”
Mr. Cubbin also commented on Meadowbrook’s use of capital: “Our goal is to continue to efficiently manage our capital, while positioning ourselves for future growth. We believe our efforts to balance these
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objectives have been effective. During the second quarter, we not only achieved meaningful top line growth, but we also continued our share repurchase plan.”
Six-months Ended June 30, 2010 Highlights and Overview:
•	Net income increased $4.1 million to $29.3 million, or $0.53 per diluted share, compared to $25.2 million or $0.44 per diluted share for the six-months ended June 30, 2009.

•	Net operating income, a non-GAAP measure, increased $1.1 million to $29.4 million, or $0.54 per diluted share, up from $28.3 million or $0.49 per diluted share in the first half of 2009.

•	The combined ratio was 94.2%, compared to 90.7% for the six-months ended June 30, 2009.

•	Gross written premium increased by $80.1 million, or 25.3%, to $397.0 million, compared to $316.9 million in the first half of 2009.

•	Book value per share increased to $9.92 per share, compared to $9.06 per share at December 31, 2009.

•	During the first six-months of 2010, we repurchased 2.2 million shares at an average price of $7.79 per share, resulting in an increase to book value of $0.07 per share as of June 30, 2010.
Net operating income for the six-months ended June 30, 2010 increased $1.1 million to $29.4 million, or $0.54 per diluted share, up from $28.3 million, or $0.49 per diluted share, for the comparable prior year period. Net income increased by $4.1 million to $29.3 million, or $0.53 per diluted share, compared to $25.2 million, or $0.44 per diluted share, in the prior year-to-date period. Our 2010 year-to-date results include pretax other-than-temporary impairment charges of $0.4 million on our investment portfolio, compared to $3.1 million in the comparable prior year period.
Gross written premium increased 25.3% to $397.0 million in the first half of 2010, compared to $316.9 million in the comparable prior year period. The increase in premium is primarily due to new business initiatives commencing in the second half of 2009.
The year-to-date GAAP combined ratio for 2010 was 94.2%, compared to 90.7% for the comparable period in 2009.
During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income. These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the six-months ended June 30, 2009, has been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the six-months ended June 30, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail. For the six-months ended June 30, 2010, this refinement resulted in a 2.5 percentage point increase in the expense ratio, a 1.0 percentage point decrease in the loss and LAE ratio and a decrease of $4.2 million in general, selling and administrative costs.
The calendar year loss and LAE ratio for the six-months ended June 30, 2010 increased 0.7 percentage points to 59.4% from 58.7% for the same period in 2009. The 2010 results include favorable development of 5.2 percentage points, while the 2009 results include favorable development of 5.7 percentage points. The accident year loss and LAE ratio for the year-to-date 2010 period was 64.7%, compared to 64.4% for 2009. The increase is driven by greater than usual loss frequency in isolated lines of business and was partially offset by the refinement of the Company’s cost allocation process between internal claims and policy administration costs mentioned above.
Policy acquisition and other underwriting expenses increased $27.1 million, to $109.2 million for the six-months ended June 30, 2010, from $82.1 million for the same period in 2009. Our expense ratio increased 2.8 percentage points to 34.8% for the six-months ended June 30, 2010, from 32.0% for the same period in 2009. This increase reflects a 2.5 percentage point increase in external cost, primarily net commission
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expense, relating to new business added in the second half of 2009 where the agent performs and is paid for certain policy issuance activities. In addition, the 2009 expense ratio had been favorably impacted by lower insurance related assessments, primarily related to premium tax credits received from 2008 premium tax returns, which lowered the expense ratio by 0.7 percentage points for the six-months ended June 30, 2009.
General, selling and administrative costs decreased $4.6 million from $15.8 million in 2009 to $11.2 million in 2010. This decrease reflects our ability to further leverage fixed costs.
2010 Guidance Affirmed
Based on results through the first half of the year, management’s annualized outlook for 2010 has not changed. Management expects net operating income to be in a range of $50.0 million to $55.0 million, or $0.90 to $1.00 per share and gross written premium to be in a range of $790 million to $815 million, and we expect a combined ratio of 94.5% to 96.0%. Commenting on the 2010 outlook, Mr. Cubbin stated: “We are pleased with our performance thus far in 2010. We are maintaining our focus on price adequacy, disciplined underwriting, efficient claims handling and geographic and product diversification, which is enhancing our ability to manage through this prolonged competitive market with profitable growth. We continue to believe that the higher end of the range of our net operating income is achievable.”
Other Matters
Shareholders’ Equity:
At June 30, 2010, shareholders’ equity was $531.1 million, or $9.92 per common share, compared to $502.9 million, or $9.06 per common share, at December 31, 2009.
Book value per share excluding unrealized gains increased $0.50 per share to $9.09 per share from $8.59 per share at December 31, 2009.
Statutory Surplus:
At June 30, 2010, the combined statutory surplus was $359.1 million, compared to $351.8 million at December 31, 2009.
Premium Leverage Ratios:
As of June 30, 2010, on a trailing twelve month statutory consolidated basis, the gross and net premium leverage ratios were 2.1 to 1.0 and 1.8 to 1.0, respectively. As a reference point, the Company’s targets for gross and net written premium to statutory surplus are 2.75 to 1.0 and 2.25 to 1.0, respectively.
Cash Flows from Operations:
For the three-months ended June 30, 2010, operating cash flows were $28.2 million, compared to $20.7 million for the three-months ended June 30, 2009.
For the six-months ended June 30, 2010, operating cash flows were $72.9 million, compared to $44.0 million for the six-months ended June 30, 2009.
Debt to Equity Ratio:
At June 30, 2010, our debt-to-equity ratio was 23.6%, compared to 26.0% at December 31, 2009. The Company’s debt-to-equity ratio excluding 30 year interest only senior and junior subordinated debentures was 8.3% at June 30, 2010, compared to 9.9% at December 31, 2009.
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Dividend and Share Repurchases:
On July 30, 2010, the Board of Directors declared a quarterly dividend of $0.03 per share payable on August 30, 2010 to shareholders of record as of August 13, 2010.
We repurchased approximately 2.2 million shares during the first six months of 2010 at an average cost of $7.79 per share. We have approximately 2.8 million remaining shares under the Share Repurchase Plan.
Investment Portfolio:
At June 30, 2010, pre-tax book yield was 4.5%, which compares to 4.6% at June 30, 2009. The effective duration of the portfolio was 4.8 years at June 30, 2010, compared to 4.8 years at June 30, 2009 and 5.1 years at December 31, 2009.
Net investment income for the second quarter of 2010 increased 8.5% to $13.5 million, up from $12.4 million in the second quarter of 2009. For the six-months ended June 30, 2010 net investment income increased 7.0% to $26.5 million from $24.7 million in the first half of 2009. These increases reflect an increase in average invested assets due to positive cash flow from operations and profitable underwriting results.
Conference Call
Meadowbrook’s 2010 second quarter results will be discussed by management in more detail on Tuesday, August 3, 2010 at 9:00 a.m. Eastern Time.
To listen to the call please dial 1-877-407-8035 approximately five minutes prior to the start of the call and ask for the Meadowbrook conference call. Additionally, the conference call will be broadcast live over the internet and can be accessed by all interested parties via the investor relations section of our website at www.meadowbrook.com or www.investorcalendar.com.
For those who cannot listen to the live conference call, a replay of the call will be available through Tuesday, August 17, 2010 by dialing 1-877-660-6853 and referring to account number 286 and conference ID 353529. The webcast will be archived and available for replay through Wednesday, November 3, 2010.
About Meadowbrook Insurance Group
Meadowbrook Insurance Group, Inc., based in Southfield, Michigan, is a leader in the specialty program management market. Meadowbrook includes several agencies, claims and loss prevention facilities, self-insured management organizations and seven property and casualty insurance underwriting companies, including one in Bermuda. Meadowbrook has twenty-six locations in the United States. Meadowbrook is a risk management organization, specializing in specialty risk management solutions for agents, professional and trade associations, and small to medium-sized insureds. Meadowbrook Insurance Group, Inc. common shares are listed on the New York Stock Exchange under the symbol “MIG”. For further information, please visit Meadowbrook’s corporate web site at www.meadowbrook.com.
Certain statements made by Meadowbrook Insurance Group, Inc. in this release may constitute forward-looking statements including, but not limited to, those statements that include the words “believes,” “expects,” “anticipates,” “estimates,” or similar expressions. Please refer to the Company’s most recent 10-K, 10-Q, and other Securities and Exchange Commission filings for more information on risk factors. Actual results could differ materially. These forward-looking statements involve risks and uncertainties including, but not limited to the following: the frequency and severity of claims; uncertainties inherent in reserve estimates; catastrophic events; a change in the demand for, pricing of, availability or collectability of reinsurance; increased rate pressure on premiums; obtainment of certain rate increases in current market conditions; investment rate of return; changes in and adherence to insurance regulation; actions taken by regulators, rating agencies or lenders; obtainment of certain processing efficiencies; changing rates of inflation; and general economic conditions. Meadowbrook is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED BALANCE SHEET INFORMATION

	JUNE 30,	DECEMBER 31,
(In Thousands, Except Per Share Data)	2010	2009

BALANCE SHEET DATA

ASSETS
Cash and invested assets	$1,276,273	$1,203,215
Premium and agents balances	180,508	155,327
Reinsurance recoverable	285,992	274,525
Deferred policy acquisition costs	77,326	68,787
Prepaid reinsurance premiums	34,040	35,298
Goodwill	118,842	118,842
Other assets	140,884	139,750

Total Assets	$2,113,865	$1,995,744

LIABILITIES
Loss and loss adjustment expense reserves	$1,012,656	$949,177
Unearned premium reserves	350,507	325,915
Debt	44,250	49,875
Debentures	80,930	80,930
Other liabilities	94,422	86,966

Total Liabilities	1,582,765	1,492,863

STOCKHOLDERS’ EQUITY
Common stockholders’ equity	531,100	502,881

Total Liabilities & Stockholders’ Equity	$2,113,865	$1,995,744

Book value per common share	$9.92	$9.06

Book value per common share excluding unrealized gain/loss, net of deferred taxes	$9.09	$8.59

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MEADOWBROOK INSURANCE GROUP, INC.
FINANCIAL INFORMATION
SUPPLEMENT TO THE EARNINGS RELEASE
UNAUDITED INCOME STATEMENT INFORMATION

(In Thousands, Except	FOR THE THREE MONTHS		FOR THE SIX MONTHS
Share & Per Share Data)	ENDED JUNE 30,		ENDED JUNE 30,

SUMMARY DATA	2010	2009(1)	2010	2009 (1)
Gross written premiums	$189,821	$156,891	$396,994	$316,882
Net written premiums	161,275	134,524	340,051	268,040

REVENUES
Net earned premiums	$162,760	$127,140	$314,201	$256,178
Net commissions and fees	7,135	8,396	17,003	18,633
Net investment income	13,454	12,397	26,483	24,739
Net realized losses	292	(958)	158	(2,950)

Total Revenues	183,641	146,975	357,845	296,600

EXPENSES
Net losses and loss adjustment expenses	99,212	75,459	186,692	150,354
Policy acquisition and other underwriting expenses	57,370	43,092	109,249	82,085
General selling and administrative expenses	5,321	7,594	11,227	15,760
General corporate expenses	1,269	1,320	3,246	3,242
Amortization expense	1,121	1,420	2,522	2,928
Interest expense	2,411	2,659	4,854	5,441

Total Expenses	166,704	131,544	317,790	259,810

INCOME BEFORE INCOME TAXES AND EQUITY EARNINGS OF AFFILIATES AND UNCONSOLIDATED SUBSIDIARIES	16,937	15,431	40,055	36,790
Income tax expense	4,738	3,823	12,396	11,692
Equity earnings of affiliates, net of tax	644	—	1,166	—
Equity earnings of unconsolidated subsidiaries, net of tax	18	37	470	87

NET INCOME	$12,861	$11,645	$29,295	$25,185

Less: Net realized losses, net of tax	239	(287)	(148)	(3,084)

NET OPERATING INCOME (2)	$12,622	$11,932	$29,443	$28,269

Amortization expense	1,121	1,420	2,522	2,928

NET OPERATING INCOME, excluding amortization expense (3)	$13,743	$13,352	$31,965	$31,197

Diluted earnings per common share
Net income	$0.24	$0.20	$0.53	$0.44
Net operating income	$0.23	$0.21	$0.54	$0.49
Net operating income, excluding amortization expense	$0.25	$0.23	$0.58	$0.54
Diluted weighted average common shares outstanding	54,268,668	57,516,750	54,887,561	57,481,241

GAAP ratios:

Loss & LAE ratio	61.0%	59.4%	59.4%	58.7%
Other underwriting expense ratio	35.2%	33.9%	34.8%	32.0%

GAAP combined ratio	96.2%	93.3%	94.2%	90.7%

(1)	During the first quarter of 2010, the Company made certain reclassifications to the expense classifications on the Consolidated Statement of Income. These reclassifications were made to enable the user of the financial statements to calculate the GAAP combined ratio directly from the Consolidated Statement of Income. As a result, the Consolidated Statement of Income for the three months and six months ended June 30, 2009, have been reclassified to conform to this revised presentation. These reclassifications do not change total expenses or consolidated net income as originally reported for the three months and six months ended June 30, 2009. Please refer to Form 8-K filed on May 3, 2010 for further detail.

(2)	While net operating income is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Net operating income is net income less realized gains (losses) net of taxes associated with such gains (losses).

(3)	While net operating income, excluding amortization expense, is a non-GAAP disclosure, management believes this information is beneficial to reviewing the financial statements. Management believes this information is beneficial as amortization expense reflects an interim non-cash charge and in the long-term cash earnings will reflect GAAP earnings as we complete the amortization periods associated with current acquisitions. Net operating income, excluding amortization expense, is net income less realized gains (losses) net of taxes associated with such gains (losses) and less amortization expense.